Exhibit 7.2
June 13, 2007
To the Audit Committee of the Board of Directors
  Earth Biofuels, Inc.
We have audited the restated financial statements of Earth Biofuels, Inc. for the year ended December 31, 2006 and have issued our report thereon dated April 30, 2007, except for matters related to their restatement for which the date is June 13, 2007. Additionally, have reviewed the financial statements of Earth Biofuels. Inc. for the periods ended June 30, 2006, September 30, 2006 and March 31, 2007. Professional standards require that we provide you with the following information related to our audit and reviews.
Our responsibility under Public Company Accounting Oversight Board Standards
As stated in our engagement letter dated January 5, 2007, our responsibility, as described by professional standards, is to plan and perform the audit to obtain reasonable, but not absolute, assurance that the financial statements are free of material misstatement and are fairly presented in accordance with generally accepted accounting principles. Because an audit is designed to provide reasonable, but not absolute, assurance and because we did not perform a detailed examination of all transactions, there is a risk that material errors, fraud, or other illegal acts may exist and not be detected by us.
Critical Accounting Policies and Practices
Management is responsible for the selection and use of appropriate accounting policies. In accordance with the terms of our engagement letter, we will advise management about the appropriateness of accounting policies and their application. The critical accounting policies used by Earth are described in Note 3 to the financial statements as of and for the year ended December 31,2006. No new accounting policies were adopted and the application of existing policies was not changed for this restatement.
Quality of the Company’s Accounting Principles
Management is responsible not only for the appropriateness of the accounting policies and practices, but also for the quality of such policies and practices. The quality includes the consistency of the accounting policies and their application, the clarity and
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completeness of the financial statements, and includes items that have a significant impact on the representational faithfulness, verifiability, and neutrality of the accounting information included in the financial statements.
Management’s Judgments and Accounting Estimates
Accounting estimates are an integral part of the financial statements prepared by management and are based on management’s knowledge and experience about past and current events and assumptions about future events. Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ slightly from those expected. The most sensitive estimate(s) affecting the financial statements was (were):
Management’s estimates have not changed significantly form our original communications with you for the periods under review and audit.
Audit and Review Adjustments
For purposes of this letter, professional standards define an audit adjustment as a proposed correction of the financial statements that, in our judgment, may not have been detected except through our auditing procedures. An audit adjustment may or may not indicate matters that could have a significant effect on the financial reporting process (that is, cause future financial statements to be materially misstated). In our judgment, all of the adjustments we proposed, whether recorded or unrecorded by the — Company, either individually or in the aggregate, indicate matters that could have a significant effect on the Company’s financial reporting process. Please find our restatement adjustments attached as an exhibit to this letter.
Disagreements with Management
For purposes of this letter, professional standards define a disagreement with management as a matter, whether or not resolved to our satisfaction, concerning a financial accounting, reporting, or auditing matter that could be significant to the financial statements or the auditor’s report. We are pleased to report that no such disagreements arose during the course of the audit.
Consultations with Other Independent Accountants
In some cases, management may decide to consult with other accountants about auditing and accounting matters, similar to obtaining a “second opinion” on certain situations. If a consultation involves application of an accounting principle to the Company’s financial statements or a determination of the type of auditor’s opinion that may be expressed in those situations, our professional standards require the consulting accountant to check with us to determine that the consultant has all the relevant facts. To our knowledge, there were no such consultations with other accountants.

Issues Discussed Prior to Retention of Independent Auditors
We generally discuss a variety of matters, including the application of accounting principles and auditing standards, with management each year prior to retention as the Company’s auditors. However, these discussions occurred in the normal course of our professional relationship and our responses were not a condition to our retention.
Difficulties Encountered in Performing the Audit
We encountered no significant difficulties in dealing with management in performing and completing our audit.
Other Information in Documents containing Audited Financial Statements
Our audited financial statements will be included in the Company’s annual report. Our responsibility for other information contained in the annual report does not extend beyond the financial information identified in our audit report. We have no obligation to perform any procedure to corroborate the other information contained in the annual report. However, we read the other information and considered whether such information, or the manner of its presentation, was materially inconsistent with information, or the manner of its presentation, appearing in the financial statements. Nothing came to our attention that caused us to believe that such information, or its manner of presentation, is materially inconsistent with the information, or its manner of presentation, appearing in the financial statements.
This information is intended solely for the use of the Audit Committee, Board of Directors, and management of Earth and is not intended to be and should not be used by anyone other than these specified parties.
Very Truly Yours,
Malone & Bailey, PC

EXHIBIT I-Restatement Entries by Period

Date	Description	Debit	Credit
June 30, 2006	Share based compensation	1,687,099
	Deferred compensation expense To expense deferred share based compensation		1,687,099

September 30, 2006	Share based compensation	18,104,116
	Deferred compensation expense To expense deferred share based compensation		18,104,166

December 31, 2006	Interest expense Accrued interest payable To record — additional interest and penalties based on debt default	4,607,616	4,607,616

March 31, 2007	Interest expense	8,018,554
	Accrued interest payable To record additional interest and penalties based on debt default		8,018,554

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